Exhibit 5.6

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

July 31, 2019

Lloyds Bank plc
25 Gresham Street
London EC2V 7HN
United Kingdom

Ladies and Gentlemen:

We are acting as special United States counsel to Lloyds Bank plc (the “Bank”), a public limited company organized under the laws of England and Wales in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 filed by Lloyds Banking Group plc and the Bank with the United States Securities and Exchange Commission on July 31, 2019 (the “Registration Statement”) and the related Prospectus (the “Prospectus”), for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”), an indeterminate amount of senior debt securities to be issued by the Bank (the “Bank Securities”) pursuant to an indenture (the “Bank Indenture”), to be entered into between the Bank and The Bank of New York Mellon, London office, as trustee (the “Trustee”).

We, as your special United States counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Bank that we reviewed were and are accurate and (vii) all representations made by the Bank as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming that the Bank Indenture and any supplemental indenture that has been or will be entered into in connection with the issuance of any Bank Securities has been duly authorized, executed and delivered by the Bank insofar as English law is concerned, the specific terms of a particular series of the Bank Securities have

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been duly authorized and established in accordance with the Bank Indenture, and such Bank Securities have been duly authorized, executed, authenticated, issued and delivered by the Bank insofar as English law is concerned, the Bank Securities, when the Bank Securities are authenticated in accordance with the terms of the Bank Indenture and the Bank Securities are delivered and paid for in accordance with the terms of the applicable underwriting agreement, will constitute valid and binding obligations of the Bank entitled to the benefits of the Bank Indenture, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Bank Securities to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that at or prior to the time of the delivery of any such Bank Securities, (i) the Board of Directors of the Bank shall have duly established the terms of such Bank Securities and duly authorized the issuance and sale of such Bank Securities and such authorization shall not have been modified or rescinded; (ii) the Bank is, and shall remain, validly existing as a company under the laws of England and Wales; (iii) the Trustee is, and shall remain, validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation; (iv) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; (v) the Bank Indenture and Bank Securities are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Bank); (vi) the Bank Indenture has been duly authorized, executed and delivered by the Trustee; and (vii) there shall not have occurred any change in law affecting the validity or enforceability of such Bank Indenture or Bank Securities. We have also assumed that the execution, delivery and performance by the Bank of any such Bank Securities and the execution, delivery and performance by the Trustee of the Bank Indenture whose terms are established subsequent to the date hereof (a) are within the corporate powers of the Bank and the Trustee, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Bank or the Trustee, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Bank or the Trustee.

We express no opinion as to (i) provisions in the Bank Indenture that purport to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like; (ii) whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Bank Securities; or (iii) the effectiveness of any service of process made other than in accordance with applicable law.

We express no opinion as to (i) whether a New York State or United States federal court would render or enforce a judgment in a currency other than U.S. Dollars or (ii) the exchange rate that such a court would use in rendering a judgment in U.S. Dollars in respect of an obligation in any other currency.

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We express no opinion with respect to any provisions in the Bank Securities and the Bank Indenture relating to the acknowledgement of or consent to the exercise of any U.K. bail-in power (as defined therein).

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States. Insofar as the foregoing opinion involves matters governed by the laws of England and Wales, we have relied, without independent inquiry or investigation, on the opinion of Linklaters LLP, special legal counsel in England and Wales for the Bank, dated July 31, 2019, filed as exhibit 5.5 to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In addition, we consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Act. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell London LLP